Exhibit 99.1

XENITH BANKSHARES, INC. RECEIVES $8.4 MILLION OF

CAPITAL FROM U.S. TREASURY’S

SMALL BUSINESS LENDING FUND

RICHMOND, VA, September 21, 2011 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced that it has received a capital investment of $8,381,000 from the United States Department of the Treasury under the Small Business Lending Fund (SBLF). The company issued shares of a newly-authorized class of preferred stock, designed as Senior Non-Cumulative Perpetual Preferred Stock, Series A, to the U.S. Treasury in exchange for the capital investment. The SBLF is a $30 billion voluntary program established under the Small Business Jobs Act of 2010 created to encourage lending to small businesses by providing capital to qualified banks at favorable dividend rates.

“We are very pleased to have been selected by the U.S. Treasury to participate in the SBLF,” said T. Gaylon Layfield, III, President and Chief Executive Officer. “The additional capital will continue to facilitate Xenith’s lending to businesses in our target markets.”

The SBLF preferred stock investment qualifies as Tier 1 capital. The SBLF preferred stock is entitled to receive non-cumulative dividends, payable quarterly, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF preferred stock is outstanding, based upon changes in the level of Xenith’s “Qualified Small Business Lending” (QSBL). The initial dividend rate through September 30, 2011 is 1% per annum. For the second through ninth calendar quarters after issuance, the dividend rate may be adjusted to between 1% per annum and 5% per annum to reflect changes to Xenith’s QSBL. If the level of Xenith’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level of QSBL is less than 10%, then the dividend rate payable on the SBLF preferred stock will increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as of the ninth calendar quarter as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9% per annum until the SBLF funding is repaid in full. The company may, at its option, redeem the SBLF preferred stock in whole or in part at any time, subject to bank regulatory approval.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2011, the company had total assets of $289 million and total deposits of $202 million. On July 29, 2011, Xenith Bank acquired the Richmond branch operations of Paragon Commercial Bank, including select loans and deposits, and also acquired substantially all assets and assumed all deposits of Virginia Business Bank under an agreement with the Federal Deposit Insurance

Corporation. Xenith Bank’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has five branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2010. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com